EXHIBIT 99
DALLAS, November 22, 2005 (BUSINESS WIRE) —Natural Health Trends Corp. (NASDAQ NMS: BHIP), an international direct-selling company , announced today that it received a letter from The NASDAQ Stock Market stating that the Company is not in compliance with Marketplace Rule 4530. Specifically, due to the resignation of Robert H. Hesse from the Company’s Audit Committee in connection with his appointment as Interim Chief Executive Officer of the Company (which was previously disclosed) and the resignation of Randall A. Mason from the Company’s Audit Committee (which was previously disclosed), the Company’s Audit Committee is not comprised of at least three independent directors. Nor is a majority of the board of directors comprised of independent directors. The Company’s Board of Directors is now comprised of three individuals: Robert H. Hesse, Sir Brian Wolfson and Randall A. Mason. Mr. Wolfson remains as the only independent director and Audit Committee member. The Company is required to provide The NASDAQ Stock Market the Company’s specific plan and timetable to achieve compliance with the Rules on or before December 2, 2005. The Company’s Nominating Committee is in the process of identifying, reviewing and evaluating appropriate candidates for appointment to the Board of Directors as independent directors and service
Natural Health Trends Corp. is an international direct-selling company operating in more than 30 markets throughout Asia, North America, Eastern Europe and Latin America. The Company markets premium quality personal care products under the Lexxus brand. Additional information can be found on the Company’s website, and management encourages interested parties to register for updated corporate information via e-mail on the Company’s homepage, www.naturalhealthtrendscorp.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such statements may relate, among other things, to our relationship with our distributors; our need to continually recruit new distributors; our internal controls and accounting methods that may require further modification; regulatory matters governing our products and network marketing system; our ability to recruit and maintain key management; adverse publicity associated with our products or direct selling organizations; product liability claims; our reliance on outside manufacturers; risks associated with operating internationally, including foreign exchange risks; product concentration; dependence on increased penetration of existing markets; the competitive nature of our business; and our ability to generate sufficient cash to operate and expand our business. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
CONTACT:
Natural Health Trends Corp.
Robert H. Hesse, CEO, 972-241-4080